Exhibit 99.1
                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:         CONTACT:

Tremont Corporation            J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300      Vice President, Controller and Treasurer
Denver, Colorado  80202        (303) 296-5617


                          TREMONT REPORTS 1998 RESULTS

     DENVER, COLORADO . . . January 28, 1999 . . . Tremont Corporation (NYSE:
TRE) reported fourth quarter net income of $9.7 million, or $1.49 per diluted share, compared to $6.5 million, or $.89 per diluted share, for the same quarter in 1997. For the full year of 1998, Tremont reported net income of $73.8 million, or $10.88 per diluted share, compared to $13.6 million, or $1.76 per diluted share, for 1997.

     The Company's equity in earnings of 33%-owned TIMET was a loss of $.8 million in the fourth quarter of 1998 compared to income of $7.8 million in the fourth quarter of 1997. TIMET's net loss of $2.5 million in the fourth quarter of 1998 included restructuring charges of $18 million pretax. These charges relate to TIMET's actions to adjust capacity and personnel levels in response to current market conditions for titanium metal products. TIMET's sales for the fourth quarter were $156 million compared to $208 million in the 1997 quarter. TIMET's results for the fourth quarter, excluding the special charges, were below the record 1997 levels primarily due to (i) reductions in demand for both aerospace and industrial products and (ii) higher general and administrative expenses in 1998, primarily information technology costs, including implementation of TIMET's enterprise-wide business information system and addressing "Year 2000" issues.
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     The Company's equity in earnings of 20%-owned NL Industries was $2.8 million in the fourth quarter of 1998 compared to $1.6 million in the fourth quarter of 1997. NL reported income from continuing operations of $18.8 million in the fourth quarter of 1998 on sales of $209 million compared to $9.8 million on sales of $208 million in the fourth quarter of 1997. NL's fourth quarter titanium dioxide pigments ("TiO2") sales volume decreased 11% from the year-earlier period as demand weakened, particularly in Europe and Asia. NL's fourth quarter average selling prices for TiO2 were even with the third quarter of 1998 and 11% higher than the fourth quarter of 1997.

     The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership. The Company's effective income tax rate differs from the statutory rate because no tax provision or benefit was recognized on its equity in NL's earnings or losses during 1997 or 1998 and because a $7.4 million deferred tax benefit was recognized in the fourth quarter of 1998 due to the reversal of the remaining deferred tax asset valuation allowance related to the Company's investment in NL, which tax asset the Company now believes meets the "more likely than not" recognition criteria.



     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties, including, but not limited to, the cyclicality of NL's and TIMET's business, TIMET's dependence on the commercial aerospace industry, global economic conditions, global productive capacity, changes in product pricing, "Year 2000" issues, and other risks and
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uncertainties included in the Company's, NL's and TIMET's filings with the
Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

     Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the TiO2 business, conducted through NL, and in real estate development, conducted through Victory Valley Land Company, L.P.


                                      oo o o o




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                              TREMONT CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)


                               Quarter Ended     Year Ended
                               December 31,     December 31,

                               1997    1998    1997     1998

Equity in earnings (loss) of:
     TIMET                     $7.8    $(.8)   $25.2   $ 14.0
     NL Industries              1.6      2.8    (5.1)    57.8
     Other                       .5       .7     5.2      2.9

                                9.9      2.7    25.3     74.7
Corporate income (expenses),    -         .4     1.1      (.3)
net


     Income before taxes and    9.9      3.1    26.4     74.4
minority interest

Income tax expense (benefit)    3.3     (7.9)   11.5     (2.0)
Minority interest                .1       .2     1.3       .7


     Income before              6.5     10.8    13.6     75.7
extraordinary item

Equity in extraordinary loss
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of NL-
     early extinguishment of    -       (1.1)    -       (1.9)
debt


     Net income                $6.5    $ 9.7   $13.6   $ 73.8




Earnings per share:
     Before extraordinary
item:
       Basic                   $ .96   $ 1.69  $ 1.92  $ 11.55
       Diluted                 $ .89   $ 1.66  $ 1.76  $ 11.18
     Net income:
       Basic                   $ .96   $ 1.52  $ 1.92  $ 11.25
       Diluted                 $ .89   $ 1.49  $ 1.76  $ 10.88

Weighted average shares
outstanding:
     Common shares               6.8     6.4     7.1      6.6
     Diluted shares              7.0     6.5     7.2      6.7


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